ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1997-3
$ 202,030,907 6.20% Auto Receivables Backed Certificates
For the Year Ended December 31, 1999




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %
          ____________ ___________ ___________ ________ ____________ _______
 Jan-1999   4,810,199     592,318     563,998    5.82%   11,756,858   10.11%
 Feb-1999   4,104,983     911,169     550,637    5.90%   11,037,047    9.85%
 Mar-1999   4,824,251     879,505     426,573    4.79%    9,637,256    9.01%
 Apr-1999   5,395,212     847,061     615,251    7.29%    7,955,972    7.85%
 May-1999   4,716,629     811,283     494,748    6.16%    7,245,248    7.52%
 Jun-1999   4,127,639     780,377     398,239    5.19%    7,735,677    8.41%
 Jul-1999   4,424,556     753,564     370,387    5.08%    7,619,616    8.72%
 Aug-1999   4,146,166     727,512     314,976    4.55%    7,703,153    9.27%
 Sep-1999   4,143,896     702,004     317,727    4.84%    7,826,737    9.93%
 Oct-1999   3,502,485     670,952     316,551    5.06%    7,870,398   10.48%
 Nov-1999   3,669,212     644,407     401,370    6.75%    8,229,153   11.54%
 Dec-1999   3,665,223     618,227     252,696    4.50%    8,194,748   12.15%
          ____________ ___________ ___________
   Totals  51,530,451   8,938,378   5,023,152

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.